Exhibit 3.1

Statuten	Articles of Association

der	of

Garmin Ltd.	Garmin Ltd.
(Garmin AG)	(Garmin AG)

mit Sitz in Schaffhausen	with registered office in Schaffhausen

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	2

I.	Firma, Sitz und Zweck		5
I.	Company Name, Registered Office and Objects		5
	Art. 1	Firma und Sitz	5
	Art. 1	Company Name and Registered Office	5
	Art. 2	Zweck	5
	Art. 2	Objects	5
II.	Aktienkapital und Aktien		5
II.	Share Capital and Shares		5
	Art. 3	Aktienkapital	5
	Art. 3	Share Capital	5
	Art. 3 a)	Sacheinlage	6
	Art. 3 a)	Contribution in Kind	6
	Art. 4	Anerkennung der Statuten	6
	Art. 4	Recognition of Articles of Association	6
	Art. 5	Genehmigtes Aktienkapital	6
	Art. 5	Authorized Share Capital	6
	Art. 6	Bedingtes Aktienkapital	7
	Art. 6	Conditional Share Capital	7
	Art. 7	Aktienzertifikate	7
	Art. 7	Share Certificates	7
	Art. 8	Aktienbuch, Eintragungsbeschränkungen, Nominees	8
	Art. 8	Share Register, Restrictions on Registration, Nominees	8
	Art. 9	Übertragung	9
	Art. 9	Transfer	9
	Art. 10	Umwandlung und Zerlegung von Aktien	10
	Art. 10	Conversion and Splitting of Shares	10
	Art. 11	Bezugsrechte	10
	Art. 11	Subscription Rights	10
III.	Organisation		10
III.	Organization		10
	Art. 12	Befugnisse	10
	Art. 12	Authority	10
	Art. 13	Recht zur Einberufung	11
	Art. 13	Right to call a General Meeting	11
	Art. 14	Form der Einberufung	11
	Art. 14	Form of the calling of a General Meeting	11
	Art. 15	Universalversammlung	12
	Art. 15	Universal Meeting	12

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	3

Art. 16	Vorsitz und Protokoll	12
Art. 16	Chairperson and Minutes	12
Art. 17	Stimmrecht und Vertretung	13
Art. 17	Voting Rights and Representation	13
Art. 18	Teilnahme der Mitglieder des Verwaltungsrates	13
Art. 18	Participation of the Members of the Board of Directors	13
Art. 19	Beschlussfassung und Wahlen	13
Art. 19	Resolutions and Voting	13
Art. 20	Besonderes Stimmen Quorum	13
Art. 20	Special Vote	13
Art. 21	Auskunfts- und Einsichtsrecht der Aktionäre	16
Art. 21	Information and Inspection Rights of the Shareholders	16
Art. 22	Recht auf Einleitung einer Sonderprüfung	16
Art. 22	Right to Initiate a Special Audit	16
Art. 23	Präsenzquorum	16
Art. 23	Presence Quorum	16
Art. 24	Zusammensetzung	17
Art. 24	Composition	17
Art. 25	Amtsdauer	17
Art. 25	Term of Office	17
Art. 26	Konstituierung	18
Art. 26	Constitution	18
Art. 27	Aufgaben	18
Art. 27	Duties	18
Art. 28	Entschädigung	19
Art. 28	Compensation	19
Art. 29	Einberufung und Beschlussfassung	21
Art. 29	Calling of Meetings and Quorum	21
Art. 30	Delegation und Ausschüsse	21
Art. 30	Delegation and Committees	21
Art. 31	Protokoll	22
Art. 31	Minutes	22
Art. 32	Recht auf Auskunft und Einsicht	22
Art. 32	Right to Information and Inspection	22
Art. 33	Zeichnungsberechtigung	23
Art. 33	Signature Power	23
Art. 34	Revision	23
Art. 34	Audit	23

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	4

Art. 35	Organisation der Revisionsstelle	23
Art. 35	Organisation of the Auditor	23
Art. 36	Jahresrechnung	24
Art. 36	Annual Financial Accounts	24
Art. 37	Verwendung des Jahresgewinnes	24
Art. 37	Application of the Annual Profit	24
Art. 38	Auflösung und Liquidation	25
Art. 38	Winding-up and Liquidation	25
Art. 39	Mitteilungen und Bekanntmachungen	25
Art. 39	Communications and Notifications	25
Art. 40	Verbindlicher Originaltext	26
Art. 40	Original Language	26
Art. 41	Definitionen	26
Art. 41	Definitions	26

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	5

I. Firma, Sitz und Zweck	I. Company Name, Registered Office and Objects

Art. 1 Firma und Sitz	Art. 1 Company Name and Registered Office

Unter der Firma Garmin Ltd. (Garmin AG) besteht eine Aktiengesellschaft gemäss den vorliegenden Statuten und den Vorschriften des Schweizerischen Obligationenrechtes (OR). Der Sitz der Gesellschaft ist in Schaffhausen.

Under the company name of Garmin Ltd. (Garmin AG) exists a corporation pursuant to the present Articles of Association and the provisions of the Swiss Code of Obligations (CO). The registered office of the Company is in Schaffhausen.

Art. 2 Zweck	Art. 2 Objects

Die Gesellschaft bezweckt den Erwerb, das Halten, die Finanzierung, die Verwaltung und den Verkauf von Beteiligungen an inländischen sowie auch an ausländischen Unternehmen jeglicher Art.	The objects of the Company are the acquisition, holding, financing, management and sale of participations in Swiss and foreign enterprises of all kinds.

Die Gesellschaft kann jede Art von finanzieller Unterstützung für und an Gruppengesellschaften gewähren, einschliesslich der Leistung von Garantien.	The Company may provide any kind of financial assistance, including guarantees, to and for group companies.

Die Gesellschaft kann ferner im In- und Ausland Zweigniederlassungen und Tochtergesellschaften errichten, sich an anderen Unternehmen im In- und Ausland beteiligen sowie solche Unternehmen erwerben und finanzieren. Im Weiteren kann die Gesellschaft im In- und Ausland Grundstücke und gewerbliche Schutzrechte erwerben, belasten, veräussern und verwalten sowie alle Geschäfte tätigen, die geeignet sein können, den Zweck der Gesellschaft zu fördern, oder die direkt oder indirekt damit in Zusammenhang stehen.

The Company may establish branches and subsidiaries in Switzerland and abroad as well as participate in, acquire and finance other enterprises in Switzerland and abroad. The company may acquire, encumber, sell and manage real estate and intellectual property rights in Switzerland and abroad. It may furthermore make all transactions which may be appropriate to promote the purpose of the company or which are directly or indirectly connected therewith.

II. Aktienkapital und Aktien	II. Share Capital and Shares

Art. 3 Aktienkapital	Art. 3 Share Capital

Das Aktienkapital der Gesellschaft („Aktienkapital“) beträgt CHF 2,080,774,180 und ist eingeteilt in 208,077,418 Namenaktien („Aktien“) mit einem Nennwert von je CHF 10. Die Aktien sind vollständig liberiert.

The share capital of the Company (“Share Capital”) amounts to CHF 2,080,774,180 and is divided into 208,077,418 registered shares (“Shares”) with a nominal value of CHF 10 each. The Shares are fully paid up.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	6

Art. 3 a) Sacheinlage	Art. 3 a) Contribution in Kind

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 27. Juni 2010 von der Garmin Ltd. mit Sitz in Camana Bay, Cayman Islands („Garmin-Cayman”), gemäss Sacheinlagevertrag vom 27. Juni 2010 („Sacheinlagevertrag”) 198,077,148 Aktien (common shares) von Garmin-Cayman. Diese Aktien werden zu einem Übernahmewert von insgesamt CHF 9,515,296,140 übernommen. Als Gegenleistung für die Sacheinlage (i) wird der Nennwert jeder Aktie von bisher CHF 0.01 auf neu CHF 10 erhöht und (ii) gibt die Gesellschaft insgesamt 198,077,418 voll einbezahlte Aktien mit einem Nennwert von je CHF 10 an Garmin-Cayman, handelnd im eigenen Namen und auf Rechnung derjenigen Aktionäre der Garmin-Cayman, die im Zeitpunkt unmittelbar vor Vollzug des Sacheinlagevertrages Aktionäre der Garmin Cayman waren, aus. Die Gesellschaft weist den Differenzbetrag von CHF 7,434,621,960 den Reserven aus Kapitaleinlage der Gesellschaft zu.

In connection with the capital increase of June 27, 2010, and in accordance with the contribution in kind agreement dated as of June 27, 2010 (“Contribution in Kind Agreement”), the Company acquires 198,077,148 common shares of Garmin Ltd., with registered office in Camana Bay, Cayman Islands (“Garmin-Cayman”) from Garmin-Cayman. The shares of Garmin-Cayman have a total value of CHF 9,515,296,140. As consideration for this contribution, (i) the nominal value of each Share is increased from CHF 0.01 to CHF 10 and (ii) the Company issues a total of 198,077,418 fully paid up Shares with a par value of CHF 10 each to Garmin-Cayman, acting in its own name and for the account of the holders of common shares of Garmin-Cayman outstanding immediately prior to the completion of the Contribution in Kind Agreement. The difference of CHF 7,434,621,960 is allocated to the reserves from capital contribution of the Company.

Art. 4 Anerkennung der Statuten	Art. 4 Recognition of Articles of Association

Jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich ein.	Any exercise of shareholders’ rights automatically comprises recognition of the version of these Articles of Association in force at the time.

Art. 5 Genehmigtes Aktienkapital	Art. 5 Authorized Share Capital

Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis spätestens zum 27. Juni 2012, im Maximalbetrag von CHF 1,040,387,090 [50 % des Aktienkapitals] durch Ausgabe von höchstens 104,038,709 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 10 zu erhöhen. Eine Erhöhung des Aktienkapitals (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.

The Board of Directors is authorized to increase the Share Capital no later than June 27, 2012, by a maximum amount of CHF 1,040,387,090 (50 % of the Share Capital) by issuing a maximum of 104,038,709 fully paid-up registered Shares with a par value of CHF 10 each. An increase of the Share Capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts, shall be permissible.

Der Verwaltungsrat legt den Zeitpunkt der Ausgabe der neuen Aktien, deren Ausgabepreis, die Art der Liberierung, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. die Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt worden sind, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid-up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company

Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre aus wichtigen Gründen zu entziehen oder zu beschränken und Dritten zuzuweisen, insbesondere:	The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties for important reasons, including:

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	7

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b) für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

(b) for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c) zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an in- oder ausländischen Börsen.

(c) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign Exchanges.

Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Art. 8 dieser Statuten.	The new Shares shall be subject to the limitations for registration in the share register pursuant to Art. 8 of these Articles of Association.

Art. 6 Bedingtes Aktienkapital	Art. 6 Conditional Share Capital

Das Aktienkapital kann sich durch Ausgabe von höchstens 104,038,709 voll zu liberierenden Namenaktien im Nennwert von je CHF 104,038,709 um höchstens CHF 10 [50 % des Aktienkapitals] erhöhen durch:
The Share Capital may be increased in an amount not to exceed CHF 104,038,709 (50 % of the Share Capital) through the issuance of up to 104,038,709 fully paid-up registered Shares with a par value of CHF 10 each through:

die Ausübung von Optionsrechten, die Mitarbeitern und / oder Mitgliedern des Verwaltungsrates der Gesellschaft oder einer Gruppengesellschaft gewährt werden.	the exercise of option rights which are granted to employees and / or members of the board of directors of the Company or group companies.

Das Bezugsrecht der Aktionäre ist ausgeschlossen.	The preferential subscription rights of the shareholders are excluded.

Die Aktien, welche über die Ausübung von Umwandlungsrechten erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Art. 8 dieser Statuten.	The Shares acquired through the exercise of rights shall be subject to the limitations for registration in the share register pursuant to Art. 8 of these Articles of Association.

Art. 7 Aktienzertifikate	Art. 7 Share Certificates

Anstelle von einzelnen Aktien können Aktienzertifikate über mehrere Aktien ausgestellt werden. Aktien und Zertifikate sind durch ein Mitglied des Verwaltungsrates zu unterzeichnen.	In lieu of single shares, the Company may issue share certificates covering several shares. Shares and certificates shall be signed by a member of the Board of Directors.

Ein Aktionär hat nur dann Anspruch auf die Ausgabe eines Aktienzertifikates, wenn der Verwaltungsrat die Ausgabe von Aktienzertifikaten beschliesst. Aktienzertifikate werden in der vom Verwaltungsrat festgelegten Form ausgegeben. Ein Aktionär kann jederzeit eine Bescheinigung über die Anzahl der von ihm gehaltenen Aktien verlangen.

A shareholder shall be entitled to a share certificate only if the Board of Directors resolves that share certificates shall be issued. Share certificates, if any, shall be in such form as the Board of Directors may determine. A shareholder may at any time request an attestation of the number of registered Shares held by it.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	8

Die Gesellschaft kann jederzeit auf die Ausgabe und Aushändigung von Zertifikaten verzichten und mit Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.
The Company may dispense with the obligation to issue and deliver certificates, and may, with the consent of the shareholder, cancel without replacement issued certificates delivered to the Company.

Der Verwaltungsrat kann beschliessen, den Aktionären anstelle von Wertpapieren einfache Beweisurkunden über ihre Beteiligung auszustellen.	The Board of Directors may decide to issue to the shareholders, in lieu of securities, simple documentary evidence for their participation.

Die Gesellschaft kann ihre Aktien als Wertrechte gemäss Schweizerischem Obligationenrecht und Bucheffekten gemäss Bucheffektengesetz ausgeben.
The Company may issue its Shares as uncertificated securities within the meaning of the Swiss Code of Obligations and as intermediated securities within the meaning of the Intermediated Securities Act.

Art. 8 Aktienbuch, Eintragungsbeschränkungen, Nominees	Art. 8 Share Register, Restrictions on Registration, Nominees

Die Gesellschaft selbst oder ein von ihr beauftragter Dritter führt ein Aktienbuch („Aktienbuch“). Darin werden die Eigentümer und Nutzniesser der Namenaktien sowie Nominees mit Namen und Vornamen, Adresse und Staatsangehörigkeit (bei Rechtseinheiten mit Firma und Sitz) eingetragen. Ändert eine im Aktienbuch eingetragene Zivilrechtliche Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle schriftlichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Zivilrechtlichen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.

The Company shall maintain, itself or through a third party, a share register (“Share Register”) that lists the surname, first name, address and citizenship (or the name and registered office for legal entities) of the owners and usufructuaries of the registered Shares as well as the nominees. A Person recorded in the Share Register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to Persons of record shall be deemed to have validly been made if sent to the address recorded in the Share Register.

Ein Erwerber von Namenaktien wird auf Gesuch als Aktionär mit Stimmrecht im Aktienbuch eingetragen, vorausgesetzt, dass ein solcher Erwerber auf Aufforderung durch die Gesellschaft ausdrücklich erklärt, die Namenaktien im eigenen Namen und auf eigene Rechnung erworben zu haben. Der Verwaltungsrat kann Nominees, welche Namenaktien im eigenen Namen aber auf fremde Rechnung halten, als Aktionäre mit Stimmrecht im Aktienbuch der Gesellschaft eintragen. Der Verwaltungsrat kann Kriterien für die Billigung solcher Nominees als Aktionäre mit Stimmrecht festlegen. Die an den Namenaktien wirtschaftlich Berechtigten, welche die Namenaktien über einen Nominee halten, üben Aktionärsrechte mittelbar über den Nominee aus.

An acquirer of registered Shares shall be recorded upon request in the Share Register as a shareholder with voting rights; provided, however, that any such acquirer upon request of the Company expressly declares to have acquired the registered Shares in its own name and for its own account. The Board of Directors may record nominees who hold registered Shares in their own name, but for the account of third parties, as shareholders with voting rights in the Share Register of the Company. The Board of Directors may set forth the relevant requirements for the acceptance of nominees as shareholders with voting rights. Beneficial owners of registered Shares who hold registered Shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	9

Sollte der Verwaltungsrat die Eintragung eines Aktionärs als Aktionär mit Stimmrecht ablehnen, muss dem Aktionär diese Ablehnung innerhalb von 20 Tagen nach Erhalt des Eintragungsgesuches mitgeteilt werden. Aktionäre, die nicht als Aktionäre mit Stimmrecht anerkannt wurden, sind als Aktionäre ohne Stimmrecht im Aktienbuch einzutragen.

If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the application. Nonrecognized shareholders shall be entered in the Share Register as shareholders without voting rights.

Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs dessen Eintragung im Aktienbuch als Aktionär mit Stimmrecht mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.

After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the Share Register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

Sofern die Gesellschaft an einer Börse im Ausland kotiert ist, ist es der Gesellschaft mit Bezug auf den Regelungsgegenstand dieses Art. 8 und soweit gesetzlich zulässig gestattet, die in der jeweiligen Rechtsordnung geltenden Vorschriften und Normierungen anzuwenden.

In case the Company is listed on any foreign Exchange, the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this Art. 8 to the extent permitted by Swiss law.

Zehn Tage vor einer Generalversammlung bis zu dem auf die Generalversammlung folgenden Tag nimmt die Gesellschaft keine Eintragungen in das Aktienbuch vor.	From ten days prior to a general meeting of the shareholders until the day following the general meeting of the shareholders, the Company shall not undertake any registration in the Share Register.

Art. 9 Übertragung	Art. 9 Transfer

Die Übertragung von Namenaktien und aller damit verbundenen Rechte zu Eigentum oder zur Nutzniessung erfolgt durch Indossament (Unterschrift) auf dem Aktientitel oder Zertifikat und Besitzesübertragung. Falls keine Aktientitel oder Zertifikate bestehen, erfolgt die Übertragung der Aktien zu Eigentum oder zur Nutzniessung durch eine schriftliche Abtretungserklärung.

The transfer of ownership or the granting of a usufruct in registered Shares and in all the rights connected therewith shall be made by endorsement (signature) of the share title or certificate and by transfer of possession. If neither share titles nor certificates have been issued, such transfer shall be made by written declaration of assignment.

Die Verfügung über die als Bucheffekten ausgegebenen Aktien erfolgt gemäss Bucheffektengesetz.	The transfer of Shares issued as intermediated securities, including the granting of security interests, shall be made according to the Intermediated Securities Act.

Im Rahmen des gesetzlich zulässigen und unter Vorbehalt der übrigen Bestimmungen dieses Art. 9 darf die Übertragung von unzertifizierten Aktien, die im Namen eines Aktionärs durch einen Transfer Agenten, Trust oder einer ähnlichen Einrichtung (der „Transfer Agent“) verwaltet werden, nur in Co-Operation mit diesem Transfer Agenten erfolgen.

Subject to the provisions contained in this Art. 9 and to the extent permitted by applicable law if uncertificated securities are administered on behalf of a shareholder by a transfer agent, trust company or similar entity (“Transfer Agent”), such securities and the rights deriving from them may be transferred only with the cooperation of the Transfer Agent.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	10

Art. 10 Umwandlung und Zerlegung von Aktien	Art. 10 Conversion and Splitting of Shares

Durch Änderung der Statuten kann die Generalversammlung jederzeit Namenaktien in Inhaberaktien umwandeln und umgekehrt.	The general meeting of the shareholders may at any time convert registered shares into bearer shares and vice versa by amending the Articles of Association.

Sie ist ferner befugt, Aktien in solche von kleinerem Nennwert zu zerlegen oder mit Zustimmung des Aktionärs zu solchen von grösserem Nennwert zusammenzulegen.	Furthermore, it is authorized to split shares into shares with lower nominal value or with the approval of the shareholder to consolidate shares into shares with higher nominal value.

Art. 11 Bezugsrechte	Art. 11 Subscription Rights

Im Falle der Erhöhung des Aktienkapitals durch Ausgabe neuer Aktien haben die bisherigen Aktionäre ein Bezugsrecht im Verhältnis ihrer bisherigen Beteiligung, sofern die Generalversammlung dieses Recht nicht aus wichtigen Gründen einschränkt oder ausschliesst. Wichtige Gründe sind insbesondere die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen sowie die Beteiligung der Arbeitnehmer.

In the event of an increase of the Share Capital by issuing new shares, each existing shareholder has subscription rights in proportion to his/her existing shareholding, to the extent the general meeting of the shareholders does not restrict or exclude this right for important reasons. Important reasons are, in particular, the takeover of companies, of company parts, or of participations, as well as the participation of employees.

Die Generalversammlung setzt die Emissionsbedingungen fest, sofern sie nicht durch Beschluss den Verwaltungsrat dazu ermächtigt. Der Verwaltungsrat setzt die Einzahlungsbedingungen fest und gibt die Emissions- und Einzahlungsbedingungen den bezugsberechtigten Aktionären bekannt.

The general meeting of the shareholders shall determine the terms of the share issue to the extent it has not, by resolution, authorized the Board of Directors to do so. The Board of Directors shall determine the payment terms and communicate the issue and payment terms to the shareholders entitled to subscription rights.

III. Organisation	III. Organization

A. Die Generalversammlung	A. The General Meeting

Art. 12 Befugnisse	Art. 12 Authority

Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:	The general meeting of the shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1. Festsetzung und Änderung der Statuten; vorbehalten bleibt Art. 27;	1. adoption and amendment of the Articles of Association; Art. 27 remains reserved;
2. Festsetzung der Zahl der Mitglieder des Verwaltungsrates sowie Wahl und Abberufung derselben;	2. determination of the number of members of the Board of Directors as well as their appointment and removal;
3. Wahl und Abberufung der Revisionsstelle;	3. appointment and removal of the Auditors;
4. Genehmigung des Jahresberichtes des Verwaltungsrates;	4. approval of the annual report of the Board of Directors;
5. Genehmigung der Jahresrechnung und einer allfälligen Konzernrechnung;	5. approval of the annual financial accounts and (if applicable) the group accounts;

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	11

6. Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere Festsetzung der Dividende sowie der Tantième des Verwaltungsrates;	6. resolution on the application of the balance sheet profit, in particular, determination of dividend and the profit share of the Board of Directors;
7. Entlastung der Mitglieder des Verwaltungsrates und der übrigen mit der Geschäftsführung betrauten Zivilrechtlichen Personen;	7. discharge of the members of the Board of Directors and the Persons entrusted with the management;
8. Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind;	8. resolution on matters which are reserved to the general meeting of the shareholders either by law or the Articles of Association;
9.    Die Genehmigung von Zusammenschlüssen (die Definition eines Zusammenschlusses findet sich in Art. 41 dieser Statuten), (i) soweit sich die Zuständigkeit der Generalversammlung nicht bereits aus Art. 12 Ziff. 1. bis 8 ergibt und (ii) soweit nicht zwingend ein anderes Organ der Gesellschaft zuständig ist.

9.    the approval of Business Combinations (definition of this term is in Art. 41 of these Articles of Association), if and to the extent that such approval (i) is not covered by the powers of the general meeting pursuant to Art. 12 (1) to (8) and (ii) that it is not an inalienable power of another corporate body of the Company.

Art. 13 Recht zur Einberufung	Art. 13 Right to call a General Meeting

Die Generalversammlung wird vom Verwaltungsrat, nötigenfalls von der Revisionsstelle, einberufen. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu. Sie findet am Gesellschaftssitz oder an einem anderen Ort im In- oder Ausland statt.

The general meeting of the shareholders shall be called by the Board of Directors or, if necessary, by the Auditors. Liquidators and representatives of bond creditors are also entitled to call the general meeting of the shareholders. It shall be held at the Company's registered office or at another place in Switzerland or abroad.

Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt, ausserordentliche Versammlungen werden nach Bedürfnis abgehalten.
The ordinary general meeting of the shareholders shall take place annually within six months after the end of the business year, extraordinary general meetings of the shareholders shall be held as necessary.

Art. 14 Form der Einberufung	Art. 14 Form of the calling of a General Meeting

Die Generalversammlung wird durch einmalige Anzeige in der in Art. 39 für Mitteilungen an die Aktionäre vorgeschriebenen Art und Weise einberufen. Diese Anzeige muss mindestens 20 Tage vor der Generalversammlung ergehen.

The general meeting of the shareholders shall be convened by a single notice as provided for in Art. 39 regarding the manner of communications to shareholders. Such notice must be given at least 20 days prior to the general meeting of the shareholders.

Tag, Zeit und Ort der Generalversammlung, die Verhandlungsgegenstände (Traktandenliste) sowie die Anträge des Verwaltungsrates und der Aktionäre, welche die Durchführung der Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, sind bei der Einberufung bekannt zu geben.

The calling shall state the date, time and place of the general meeting of the shareholders as well as the agenda and motions of the Board of Directors and of the shareholders who have requested the holding of a general meeting of the shareholders or the inclusion of an item on the agenda.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	12

Die Aktionäre sind bei der ordentlichen Generalversammlung darüber zu orientieren, dass der Geschäftsbericht (Jahresbericht des Verwaltungsrates und Jahresrechnung, bestehend aus Erfolgsrechnung, Bilanz und Anhang) und der Revisionsbericht mindestens 20 Tage vor dem Versammlungstag zur Einsicht der Aktionäre am Sitz der Gesellschaft aufliegen, sowie dass jeder Aktionär verlangen kann, dass ihm unverzüglich eine Ausfertigung dieser Unterlagen zugestellt wird.

As far as the ordinary general meeting is concerned, the shareholders have to be notified, that the annual business report (the management report of the Board of Directors and the annual financial accounts, comprising the profit and loss statement, the balance sheet and notes) and the audit report are open to inspection by the shareholders at the registered office at least 20 days prior to the date of the general meeting of the shareholders and that any shareholder may request that a copy of these documents be immediately sent to him/her.

Über Gegenstände, die nicht in dieser Weise angekündigt worden sind, können Beschlüsse nicht gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderprüfung oder auf Wahl einer Revisionsstelle infolge eines Begehrens eines Aktionärs nach Art. 727a Abs. 4 OR.

No resolutions may be passed on agenda items which have not been announced in this manner, except on motions for the calling of an extraordinary general meeting of the shareholders, for the conduct of a special audit or the appointment of auditors at the request of a shareholder pursuant to Art. 727a paragraph 4 CO.

Art. 15 Universalversammlung	Art. 15 Universal Meeting

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten.

The holders of all Shares or their representatives may, if no objection is raised, hold a general meeting of the shareholders without observing the formalities required for the calling of a general meeting of the shareholders.

In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind.
Provided the holders of all shares or their representatives are present, all items within the powers of a general meeting of the shareholders may validly be discussed and resolved at such a meeting.

Art. 16 Vorsitz und Protokoll	Art. 16 Chairperson and Minutes

Die Generalversammlung wird durch den Präsidenten bzw. Vizepräsidenten des Verwaltungsrates oder einen von der Generalversammlung ad hoc gewählten Tagespräsidenten geleitet.
The general meeting of the shareholders shall be chaired by the Chairman, respectively the vice-chairman of the Board of Directors or a chairman-for-the-day appointed by the general meeting of the shareholders.

Der Vorsitzende ernennt den Protokollführer und den oder die Stimmenzähler. Der Protokollführer und der oder die Stimmenzähler müssen nicht Aktionäre sein. Der Vorsitzende kann zugleich auch Protokollführer und Stimmenzähler sein.

The chairperson shall appoint the keeper of the minutes and the scrutineer(s). The keeper of the minutes and the scrutineer(s) need not be shareholders. The chairperson may also be the keeper of the minutes and the scrutineer.

Über die Beschlüsse und Wahlen der Generalversammlung ist ein Protokoll zu führen, das vom Vorsitzenden und vom Protokollführer zu unterzeichnen ist. Es hält die Angaben gemäss Art. 702 Abs. 2 OR fest.

Minutes shall be kept of the resolutions and votes of the general meeting of the shareholders that shall be signed by the chairperson and the keeper of the minutes. They shall contain the information required by Art. 702 paragraph 2 CO.

Die Aktionäre sind berechtigt, das Protokoll einzusehen.	Shareholders may inspect the minutes.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	13

Art. 17 Stimmrecht und Vertretung	Art. 17 Voting Rights and Representation

Jede Aktie berechtigt zu einer Stimme.	Each share carries one vote.

Sofern die Statuten es vorsehen, ist jeder an einem bestimmten, durch den Verwaltungsrat vorgegebenen Stichtag, im Aktienbuch eingetragene Aktionär berechtigt, an der Generalversammlung teilzunehmen und an der Beschlussfassung mitzuwirken.

If provided in these Articles of Association, each shareholder recorded in the Share Register on a specific qualifying day which may be designated by the Board of Directors shall be entitled to participate at the general meeting of the shareholders and in any vote taken.

Jeder Aktionär kann sich in der Generalversammlung durch einen anderen Aktionär oder einen Dritten vertreten lassen. Vertreter haben sich durch eine schriftliche Vollmacht auszuweisen.	Each shareholder may arrange representation through another shareholder or third party. The representative must produce a written power of attorney.

Die Gesellschaft anerkennt nur einen Vertreter für jede Aktie.	The Company shall acknowledge only one representative for each share.

Der Verwaltungsrat kann die Einzelheiten über die Vertretung und Teilnahme an der Generalversammlung in Verfahrensvorschriften regeln.	The Board of Directors may issue the particulars of the right to representation and participation at the general meeting of the shareholders in procedural rules.

Stimmrechte und die damit verbundenen Rechte können der Gesellschaft gegenüber von einem Aktionär oder Nutzniesser der Aktien jeweils nur in dem Umfang ausgeübt werden, wie diese Person mit Stimmrecht im Aktienbuch eingetragen ist.

Voting rights and rights derived from them may be exercised in relation to the Company by a shareholder or usufructuary of Shares only to the extent that such Person is recorded in the Share Register with the right to exercise his voting rights.

Art. 18 Teilnahme der Mitglieder des Verwaltungsrates	Art. 18 Participation of the Members of the Board of Directors

Die Mitglieder des Verwaltungsrates sind berechtigt, an der Generalversammlung teilzunehmen. Sie können Anträge stellen.	The members of the Board of Directors may take part in the general meeting of the shareholders. They may submit motions.

Art. 19 Beschlussfassung und Wahlen	Art. 19 Resolutions and Voting

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der Mehrheit der abgegebenen Aktienstimmen, unter Ausschluss der leeren, ungültigen und nicht ausübbaren Stimmen, soweit Gesetz oder Statuten nichts anderes bestimmen. Bei Stimmengleichheit gilt ein Beschluss als nicht zustande gekommen; bei Wahlen entscheidet das Los.

The general meeting of the shareholders shall pass its resolutions and votes with a majority of the share votes cast, excluding unmarked, invalid and non-exercisable votes, to the extent not otherwise stated by the law or the Articles of Association. Where the votes are tied, a resolution shall be deemed not to be passed; in the case of a vote, the decision shall be by lot.

Art. 20 Besonderes Stimmen Quorum	Art. 20 Special Vote

Folgende Beschlüsse müssen von Gesetzes wegen mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigen:	The following resolutions require by law two thirds of the votes represented and the absolute majority of the nominal value of the Shares represented in favor:

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	14

1. Änderung des Gesellschaftszweckes;	1. amendment of the Company objects;
2. Einführung von Stimmrechtsaktien;	2. creation of Shares with privileged voting rights;
3. Beschränkung der Übertragbarkeit von Namenaktien;	3. restriction on the transferability of registered Shares;
4. Genehmigte oder bedingte Kapitalerhöhung;	4. approved or conditional capital increase;
5. Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	5. capital increase out of equity, by way of contributions in kind or for the purpose of acquisition of assets and the granting of special benefits;
6. Einschränkung oder Aufhebung des Bezugsrechtes;	6. restriction or withdrawal of subscription rights;
7. Verlegung des Sitzes der Gesellschaft;	7. relocation of the registered office of the Company;
8. Auflösung der Gesellschaft;	8. winding-up of the Company;
9. Fusionsbeschluss gemäss Art. 18 des Fusionsgesetzes (FusG), Spaltungsbeschluss gemäss Art. 43 FusG und Umwandlungsbeschluss gemäss Art. 64 FusG.	9. merger resolution pursuant to Art. 18 of the Merger Act (FusG), demerger resolution pursuant to Art. 43 FusG and transformation resolution pursuant to Art. 64 FusG.

Im Rahmen des gesetzlich Zulässigen und unter Vorbehalt anderslautender Vorschriften in diesem Art. 20 ist für folgende Gegenstände ein Beschluss der Generalversammlung erforderlich, der mindestens 75 % der an der Generalversammlung vertretenen Aktien auf sich vereinigt:

Subject to the provisions of the applicable law and except as otherwise expressly provided in this Art. 20, the approval of at least 75 % of the Shares represented at a general meeting of the shareholders shall be required for:

1.    Die Genehmigung von Zusammenschlüssen (die Definition eines Zusammenschlusses findet sich in Art. 41 dieser Statuten) gemäss Art. 12 (9) dieser Statuten. Dieses besondere Zustimmungserfordernis ist nicht erforderlich für Zusammenschlüsse, welche von der Mehrheit der Unparteiischen Mitgliedern des Verwaltungsrates (die Definition der Unparteiischen Mitglieder des Verwaltungsrates findet sich in Art. 41 der Statuten) genehmigt wurden. Für solche von der Mehrheit der Unparteiischen Mitgliedern des Verwaltungsrates genehmigte Zusammenschlüsse genügen die im Gesetz oder in den Statuten vorgesehenen Mehrheiten, je nach dem welche strenger sind. Für den Zweck dieser Bestimmung ist die Mehrheit der Unparteiischen Mitglieder des Verwaltungsrates berechtigt und verpflichtet, gestützt auf die ihnen nach angemessenem Aufwand zur Verfügung stehenden Informationen zu bestimmen, (i) ob eine Person ein Nahestehender Aktionär ist; (ii) die Anzahl Aktien, die eine Person oder eine Gesellschaft direkt oder indirekt hält; (iii) ob eine Gesellschaft eine Nahestehende Gesellschaft einer anderen ist; und ob (iv) die Aktiven, welche Gegenstand eines solchen Zusammenschlusses sind oder die von der Gesellschaft oder einer ihrer Tochtergesellschaften im Zusammenhang mit einem solchen Zusammenschluss ausgegebenen oder übertragenden Effekten einen aggregierten Marktwert von mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor dem Zusammenschluss haben. Die Mehrheit der Unparteiischen Mitglieder des Verwaltungsrates hat zudem das Recht, sämtliche Bestimmungen und Begriffe dieses Art. 20 auszulegen.

1.    The approval of Business Combinations (definition of this term is in Art. 41 of these Articles of Association) pursuant to Art. 12 (9) of these Articles of Association. The foregoing requiring a special resolution of the shareholders shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote as is required by the law or by these Articles of Association, whichever is greater, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined in Art. 41 of these Articles of Association) whereby it is understood that such majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Shareholder; (ii) the number of Shares of which any person is the beneficial owner; (iii) whether a Person is an Affiliate of another; and (iv) whether the assets which are the subject of any Business Combination have, or any securities to be issued or transferred by the Company or any Subsidiary in any Business Combination have, an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Art. 20.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	15

2. Jede Änderung dieser Bestimmung.	2. Any change to this paragraph of Art. 20 of the Articles of Association.

Ein Beschluss der Generalversammlung der mindestens zwei Drittel der Gesamtstimmen (die Definition von Gesamtstimmen findet sich in Art. 41 dieser Statuten) auf sich vereinigt, ist erforderlich für:	The approval of at least two thirds of the Total Voting Shares shall be required for (definition of the term Total Voting Shares is in Art. 41 of these Articles of Association):

1. Die Abwahl eines amtierenden Mitglieds des Verwaltungsrates	1. A resolution with respect to the removal of a serving member of the Board of Directors.
2. Jede Änderung dieser Bestimmung	2. Any change to this paragraph of Art. 20 of the Articles of Association.

Ein Beschluss der Generalversammlung der mindestens 75 % der Gesamtstimmen (die Definition von Gesamtstimmen findet sich in Art. 41 dieser Statuten) auf sich vereinigt, ist erforderlich für:	The approval of at least 75 % of the Total Voting Shares shall be required for (definition of the term Total Voting Shares is in Art. 41 of these Articles of Association):

1. Die Reduktion oder Erhöhung der Anzahl Verwaltungsräte in Art. 24 dieser Statuten.	1. The increase or reduction of the number of members of the Board of Directors in Art. 24 of these Articles of Association.
2. Jede Änderung dieser Bestimmung.	2. Any change to this paragraph of Art. 20 of the Articles of Association.

Auf Verlangen eines Aktionärs erfolgt die Wahl der Mitglieder des Verwaltungsrates in geheimer Abstimmung. Die übrigen Wahlen und Beschlussfassungen erfolgen in offener Abstimmung, falls die Generalversammlung nichts anderes beschliesst.

At the request of a shareholder the election of members of the Board of Directors shall take place by secret ballot. All other voting and passing of resolutions shall occur by open ballot unless otherwise resolved by the general meeting of the shareholders.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	16

Ist die Gesellschaft verpflichtet, ihre Jahresrechnung und gegebenenfalls ihre Konzernrechnung durch eine Revisionsstelle prüfen zu lassen, muss der Revisionsbericht vorliegen, bevor die Generalversammlung die Jahresrechnung und die Konzernrechnung genehmigt und über die Verwendung des Bilanzgewinns beschliesst. Wird eine ordentliche Revision durchgeführt, so muss die Revisionsstelle an der Generalversammlung anwesend sein. Die Generalversammlung kann durch einstimmigen Beschluss auf die Anwesenheit der Revisionsstelle verzichten.

Where the Company is required to have its annual financial accounts and, where relevant, its group accounts audited by auditors, the audit report shall be presented to the general meeting of the shareholders prior to approval of the annual financial accounts and group accounts and prior to resolving on the application of the balance sheet profit. Where an ordinary audit is to be conducted, the Auditors shall be present at the general meeting of the shareholders. The general meeting of the shareholders may by way of a unanimous resolution, waive the requirement for the presence of the Auditors.

Art. 21 Auskunfts- und Einsichtsrecht der Aktionäre	Art. 21 Information and Inspection Rights of the Shareholders

Jeder Aktionär ist berechtigt, an der Generalversammlung vom Verwaltungsrat Auskunft über die Angelegenheiten der Gesellschaft und von der Revisionsstelle über Durchführung und Ergebnis ihrer Prüfung zu verlangen.

At the general meeting of the shareholders, any shareholder is entitled to request information from the Board of Directors concerning the affairs of the Company and from the Auditors concerning the conduct and the results of their review.

Die Auskunft ist insoweit zu erteilen, als sie für die Ausübung der Aktionärsrechte erforderlich ist. Sie kann verweigert werden, wenn durch sie Geschäftsgeheimnisse oder andere schutzwürdige Interessen der Gesellschaft gefährdet werden.

The information shall be given to the extent necessary for the exercising of shareholders' rights. It may be denied if business secrets or other interests of the Company worth being protected are jeopardized.

Die Geschäftsbücher und Korrespondenzen können nur mit ausdrücklicher Ermächtigung der Generalversammlung oder durch Beschluss des Verwaltungsrates und unter Wahrung des Geschäftsgeheimnisses eingesehen werden.

Company books and correspondence may only be inspected with the express authorization of the general meeting of the shareholders or by resolution of the Board of Directors and under the condition that business secrets are safeguarded.

Art. 22 Recht auf Einleitung einer Sonderprüfung	Art. 22 Right to Initiate a Special Audit

Jeder Aktionär kann der Generalversammlung beantragen, bestimmte Sachverhalte durch eine Sonderprüfung abklären zu lassen, sofern dies zur Ausübung der Aktionärsrechte erforderlich ist und er das Recht auf Auskunft oder das Recht auf Einsicht bereits ausgeübt hat.

Any shareholder may, at the general meeting of the shareholders, request that certain matters be subject to a special audit to the extent this is necessary for the exercising of shareholders' rights and he/she has previously exercised the right to information or the right to inspection.

Art. 23 Präsenzquorum	Art. 23 Presence Quorum

Jede Beschlussfassung oder Wahl setzt zu ihrer Gültigkeit im Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären, welche mindestens die Mehrheit aller Gesamtstimmen vertreten, voraus. Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Quorums durch den Vorsitzenden die Generalversammlung verlassen.

The adoption of any resolution or election requires the presence of at least a majority of the Total Voting Shares at the time when the general meeting of the shareholders proceeds to business. The shareholders present at a general meeting of the shareholders may continue to transact business, despite the withdrawal of shareholders from such general meeting of the shareholders following announcement of the presence quorum at that meeting.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	17

B. Der Verwaltungsrat	B. The Board of Directors

Art. 24 Zusammensetzung	Art. 24 Composition

Der Verwaltungsrat besteht aus mindestens einem und höchstens zehn Mitgliedern.	The Board of Directors shall consist of no less than one and no more than ten members.

Solange die Namenaktien der Gesellschaft an einer in- oder ausländischen Börse kotiert sind, soll der Verwaltungsrat mindestens drei unabhängige Verwaltungsräte (Unabhängige Verwaltungsräte) ausweisen.
As long as the registered Shares of the Company are listed on a domestic or foreign Exchange, the Company shall maintain a minimum of three Independent Directors on its Board of Directors.

Art. 25 Amtsdauer	Art. 25 Term of Office

Die Verwaltungsräte werden vom Verwaltungsrat in drei Klassen aufgeteilt, welche als Klasse I, Klasse II und Klasse III bezeichnet werden. Die Verwaltungsräte sollen gleichmässig auf die drei Klassen aufgeteilt werden. Die erste Amtszeit der gewählten Verwaltungsräte endet wie folgt:

The Board of Directors shall divide its members into three classes, designated Class I, Class II and Class III. All Classes shall be as nearly equal in number as possible. The members of the Board of Directors as initially classified shall hold office for terms as follows:

Die Amtszeit der Verwaltungsratsmitglieder der Klasse I endet mit der ordentlichen Generalversammlung des Jahres 2011 oder mit der Wahl ihrer Nachfolger;	The Class I members of the Board of Directors shall hold office until the date of the ordinary general meeting of the shareholders in 2011 or until their successors shall be elected and qualified;

Die Amtszeit der Verwaltungsratsmitglieder der Klasse II endet mit der ordentlichen Generalversammlung des Jahres 2012 oder mit der Wahl ihrer Nachfolger;	The Class II members of the Board of Directors shall hold office until the date of the ordinary general meeting of the shareholders in 2012 or until their successors shall be elected and qualified;

Die Amtszeit der Verwaltungsratsmitglieder der Klasse III endet mit der ordentlichen Generalversammlung des Jahres 2013 oder mit der Wahl ihrer Nachfolger.	The Class III members of the Board of Directors shall hold office until the date of the ordinary general meeting of the shareholders in 2013 or until their successors shall be elected and qualified.

An jeder ordentlichen Generalversammlung soll jede Klasse Verwaltungsräte, deren Amtsdauer abläuft, für eine Amtsdauer von drei Jahren bzw. bis zur Wahl ihrer Nachfolger gewählt werden. Die Verwaltungsräte sind wieder wählbar.

At each ordinary general meeting of the shareholders, each class of the members of the Board of Directors whose term shall then expire shall be elected to hold office for a three-year term or until the election of their respective successor in office. The members of the Board of Directors are re-electable.

Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einer bestimmten Klasse von Verwaltungsräten auch weniger als drei Jahre betragen kann. Für den Zweck dieser Bestimmung ist unter einem Jahr der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.

The Board of Directors shall establish the order of rotation, whereby the first term of office of members of a particular class may be less than three years. For purposes of this provision, one year shall mean the period between two ordinary general meetings of the shareholders.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	18

Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus welchen Gründen auch immer ersetzt wird, endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.

If, before the expiration of his term of office, a member of the Board of Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

Ist an der Gesellschaft eine juristische Person oder eine Handelsgesellschaft beteiligt, so ist sie als solche nicht als Mitglied des Verwaltungsrates wählbar; dagegen können an ihrer Stelle ihre Vertreter gewählt werden.

If a legal entity or another commercial enterprise is a shareholder of the Company, it shall not be eligible for membership on the Board of Directors; however, its representatives may be elected in lieu thereof.

Art. 26 Konstituierung	Art. 26 Constitution

Besteht der Verwaltungsrat aus mehreren Personen, so konstituiert er sich selbst, indem er seinen Präsidenten („Verwaltungsratspräsident“ oder „Präsident“), seinen Sekretär sowie allfällige Vizepräsidenten wählt. Der Sekretär muss dem Verwaltungsrat nicht angehören.

Where the Board of Directors consists of several persons it shall organize itself so that it elects its own chairman (“Chairman of the Board of Directors” or “Chairman”) and the Secretary and it may elect one or more vice-chairman. The Secretary need not belong to the Board of Directors.

Art. 27 Aufgaben	Art. 27 Duties

Der Verwaltungsrat besorgt die laufenden Geschäfte und vertritt die Gesellschaft nach aussen.	The Board of Directors shall manage the ongoing business and represent the Company externally.

Der Verwaltungsrat hat die folgenden unübertragbaren und unentziehbaren Aufgaben:	The Board of Directors has the following non-transferable and inalienable duties:

Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	Supreme management of the Company and issuance of the relevant instructions;
Festlegung der Organisation;	Determination of the organisation;
Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	Structuring of the accounting system, the financial controls and the financial planning to the extent that this is necessary for the management of the Company;
Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen sowie Regelung der Zeichnungsberechtigung;	Appointment and removal of the persons entrusted with the management and representation of the Company as well as regulation of signatory power;
Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
Overall supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with the law, the Articles of Association and other internal rules and regulations;

Erstellung des Geschäftsberichtes sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;	Preparation of the annual business report and the general meeting of the shareholders, as well as implementation of its resolutions;
Benachrichtigung des Richters im Falle der Überschuldung;	Notification of the judge in the case of over-indebtedness;
Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht voll liberierte Aktien;	Passing of resolutions regarding retroactive payments related to partly paid-in shares;
Feststellungsbeschlüsse bei Kapitalerhöhungen und daraus folgende Statutenänderungen.	Declaratory resolutions regarding capital increases and consequential amendments of the Articles of Association.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	19

Er hat überdies die folgenden Aufgaben:	In addition, the Board of Directors shall have the following duties:

Führung der gemäss Organisationsreglement dem Verwaltungsrat vorbehaltenen Geschäfte (vgl. Art. 30 Abs. 2);	Management of transactions reserved to the Board of Directors by the Organizational Regulations (cf. Art. 30 paragraph 2);
Antragstellung betreffend Verwendung des Bilanzgewinnes;	Proposals regarding the application of the balance sheet profit;
Festlegung des Geschäftsjahres (vgl. Art. 36);	Defining the business year (cf. Art. 36).
Behandlung von Eintragungsgesuchen (vgl. Art. 8).	Treatment of registration applications (cf. Art. 8).

Im Übrigen kann der Verwaltungsrat in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement der Generalversammlung oder einem anderen Organ der Gesellschaft vorbehalten oder übertragen sind.

Otherwise, the Board of Directors may resolve on all matters not reserved or assigned to the general meeting of the shareholders or another corporate body of the Company by law, the Articles of Association or other internal rules and regulations.

Die Mitglieder des Verwaltungsrates zeichnen kollektiv zu zweien. Gehört dem Verwaltungsrat nur eine Person an, so ist diese einzelzeichnungsberechtigt.	The members of the Board of Directors shall have the power of joint signatories. Where the Board of Directors consists of just one person, he shall have the power of single signatory.

Art. 28 Entschädigung	Art. 28 Compensation

Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit entsprechende Entschädigung. Der Betrag wird vom Verwaltungsrat festlegt.

The members of the Board of Directors shall have a claim to compensation for their expenses incurred in the interests of the Company as well as remuneration for their activities. The amount of the remuneration shall be determined by the Board of Directors.

Im Rahmen des gesetzlich Zulässigen, hält die Gesellschaft sämtliche Personen sowie deren Erben, Konkurs- oder Nachlassmassen, welche wegen ihrer Tätigkeit als Verwaltungsrat, Mitglied der Geschäftsleitung, Angestellte, Agent oder weil sie in einer anderen Funktion für oder im Namen der Gesellschaft (einschliesslich solcher Tätigkeiten, die diese Personen für eine andere Gesellschaft, eine nicht rechtsfähige Personengesellschaft, einen Joint Ventures, einen Trusts, eine sonstige Geschäftseinheit oder fiduziarisch im Zusammenhang mit von der Gesellschaft unterhaltenen Mitarbeiterbeteiligungsplänen für oder im Namen oder auf Aufforderung der Gesellschaft ausübten oder ausüben) tätig wurden, Partei in drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf-, verwaltungsrechtlicher oder anderer Natur (einschliesslich allfälliger Klagen der Gesellschaft) waren oder werden, schadlos von sämtlichen Auslagen (einschliesslich Anwaltskosten), Abgaben, Verlusten und Schäden, die diese in diesem Zusammenhang zu bezahlen und damit erlitten haben. Im Rahmen des gesetzlich zulässigen soll die Gesellschaft Gerichts- und Anwaltskosten im Zusammenhang mit solchen Klagen und Verfahren (einschliesslich Rechtsmittelverfahren) bevorschussen.

The Company shall indemnify, to the full extent now or hereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as, or having in the past acted as, a member of the Board of Director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company (including his serving for, on behalf of or at the request of the Company as a member of the Board of Director, officer employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company) against any expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent now or hereafter permitted by law.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	20

Der Verwaltungsrat ist unabhängig von der Interessenlage des einzelnen Mitgliedes berechtigt, namens der Gesellschaft und zugunsten der in Art. 28 Abs. 2 dieser Statuten erwähnten Personen Versicherungen für die gegen diese Personen im Zusammenhang mit den oben beschriebenen Funktionen erhobenen Haftungsansprüche sowie deren Folgen abzuschliessen, unabhängig davon, ob die Gesellschaft das Recht bzw. die Macht hätte, diese Person in Anwendung von Art. 28 schadlos zu halten.

The Board of Directors may, notwithstanding any interest of the member of the Board of Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in Art. 28 paragraph 2 of these Articles of Association, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Art. 28.

Art. 28 ist auf alle Ansprüche, Klagen, Prozesse anwendbar, die nach Inkrafttreten dieser Bestimmung eingeleitet werden, unabhängig davon, ob sich diese auf Tätigkeiten oder Unterlassungen vor Inkrafttreten dieser Bestimmung stützen. Die Vorschrift in diesem Art. 28 soll als Vertrag zwischen der Gesellschaft und jedem Verwaltungsratsmitglied, Mitglied der Geschäftsleitung, Direktor, Angestellten und Agenten, der in den weiter oben beschriebenen Funktionen zu einem beliebigen Zeitpunkt während der Gültigkeit dieser Bestimmung und des anwendbaren Rechts tätig war, gelten, und die Aufhebung oder Änderung dieser Bestimmung soll die zu jenem Zeitpunkt bestehenden Rechte und Pflichten bezüglich des zu jenem Zeitpunkt bestehenden Tatbestandes oder der zu jenem oder einem späteren Zeitpunkt gestützt auf diesen Sachverhalt geltend gemachten oder angedrohten Klagen, Ansprüchen oder Prozessen nicht berühren. Sollten einzelne Bestimmungen dieses Art. 28 aus gesetzlichen oder regulatorischen Gründen ungültig sein oder in ihrer Anwendung eingeschränkt werden, soll dies die Anwendung dieser Bestimmung oder die Gültigkeit dieser Bestimmung nicht berühren. Die Rechte im Zusammenhang mit der Schadloshaltung und der Bevorschussung in diesem Artikel sind weder exklusiv noch sollen sie allfällige bestehende andere Rechte der betroffenen Verwaltungsratsmitglieder, Geschäftsleitungsmitgliedern, Direktoren, Angestellten oder Agenten limitieren, die diese gestützt auf Verträge oder gestützt auf Beschlüsse der Organe der Gesellschaft oder in ihrer Funktion haben, limitieren. Die Gesellschaft ist dem Grundsatz verpflichtet, wonach die Schadloshaltung der in diesem Artikel definierten Personen im Rahmen des gesetzlich zulässigen entsprochen werden soll.

The provisions of this Art. 28 shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Art. 28 shall be deemed to be a contract between the Company and each member of the Board of Director, officer, employee or agent who serves in such capacity at any time while this Article and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Art. 28 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions hereof. The rights of indemnification and advancement of expenses provided in this Article shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such member of the Board of Director, officer, employee or agent may otherwise be entitled or permitted by contract, vote of members or directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals shall be made to the fullest extent permitted by law.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	21

Art. 29 Einberufung und Beschlussfassung	Art. 29 Calling of Meetings and Quorum

Der Verwaltungsrat versammelt sich, so oft es die Geschäfte erfordern, jedoch mindestens einmal im Jahr. Er wird durch seinen Präsidenten oder den Vizepräsidenten einberufen. Jedes Mitglied hat jederzeit das Recht, unter schriftlicher Angabe der Gründe die unverzügliche Einberufung einer Verwaltungsratssitzung zu verlangen.

The Board of Directors shall meet as often as business demands but at least once a year. It shall be called by the Chairman of the Board of Directors or the vice-chairman. Each member may, by giving written reasons therefore, demand that a meeting of the Board of Directors be held without delay.

Die Einberufung des Verwaltungsrates hat in der Regel mindestens fünf Werktage vor dem Sitzungstage zu erfolgen. Tag, Zeit und Ort der Sitzung und die Verhandlungsgegenstände (Traktandenliste) sind bei der Einberufung bekannt zu geben. Gleichzeitig werden die massgebenden Sitzungsunterlagen zugestellt. Über Gegenstände, die in der Traktandenliste nicht aufgeführt sind, können in dringenden Fällen Beschlüsse gefasst werden.

The calling of a meeting of the Board of Directors shall, as a rule, be made at least five working days before the date of the meeting. Day, time, and place of the meeting as well as the matters for discussion (agenda) shall be notified at the time of the calling. At the same time, the related documents for the meeting shall be provided. Matters not contained in the agenda may be resolved upon in urgent cases.

Der Verwaltungsrat ist beschlussfähig, wenn die absolute Mehrheit der Mitglieder anwesend ist. Für Beschlüsse, die im Rahmen von Kapitalerhöhungen zu treffen sind, ist der Verwaltungsrat auch beschlussfähig, wenn nur ein Mitglied anwesend ist.

The Board of Directors is quorate when the absolute majority of members is present. Where a resolution is to be taken in the context of a capital increase, the Board of Directors is also quorate when only one member is present.

Der Verwaltungsrat fasst seine Beschlüsse und trifft seine Wahlen mit der Mehrheit der abgegebenen Stimmen. Er kann höhere Beschlussfassungsquoren einführen. Diese müssen in einem Reglement festgehalten werden. Bei Stimmengleichheit gibt der Vorsitzende den Stichentscheid, bei Wahlen entscheidet das Los.

The Board of Directors shall pass its resolutions and votes with a majority of the votes cast. The Board of Directors may introduce higher requirements to pass votes. Such requirements shall be contained in an internal regulation. Where votes are tied, the chairperson shall give the casting vote; in the case of elections this shall be decided by lot.

Beschlüsse können auch auf dem Weg der schriftlichen Zustimmung (durch Brief, Telefax oder E-Mail) zu einem Antrag gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt. Diese Beschlüsse bedürfen der Einstimmigkeit und sind zusammen mit den anderen Verwaltungsratsprotokollen aufzubewahren.

Resolutions may also be passed by way of written consent (by letter, fax or email) provided no member has demanded an oral consultation. These resolutions require unanimity and shall be kept with the minutes of the meetings of the Board of Directors.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	22

Art. 30 Delegation und Ausschüsse	Art. 30 Delegation and Committees

Der Verwaltungsrat kann die Vorbereitung, die Ausführung seiner Beschlüsse und die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen.	The Board of Directors may delegate the preparation and implementation of its resolutions and the oversight of business to committees or individual members.

Unter Vorbehalt seiner unübertragbaren und unentziehbaren Aufgaben ist der Verwaltungsrat ferner befugt, die Geschäftsführung oder einzelne Zweige derselben und die Vertretung der Gesellschaft an eine oder mehrere Personen, Mitglieder des Verwaltungsrates (Delegierte) oder Dritte (Direktoren oder Geschäftsführer), zu übertragen. Er legt die dazu notwendigen Einzelheiten in einem Organisationsreglement fest.

Subject to its non-transferable and inalienable duties, the Board of Directors is furthermore empowered to transfer management of the business or individual branches of the same and the representation of the Company to one or more persons, members of the Board of Directors (delegates) or third parties (directors or managers). The Board of Directors shall stipulate the necessary details in the Organizational Regulations.

Art. 31 Protokoll	Art. 31 Minutes

Über die Verhandlungen und Beschlüsse des Verwaltungsrates ist ein Protokoll zu führen. Das Protokoll ist vom Vorsitzenden und vom Sekretär zu unterzeichnen. Besteht der Verwaltungsrat aus nur einem Mitglied, muss auch dieser über seine Entscheidungen Protokoll führen.

Minutes shall be recorded of the discussions and resolutions of the Board of Directors. The minutes shall be signed by the Chairperson and the Secretary. Where the Board of Directors consists of only one member, such person must also keep a record of his decisions.

Die Protokolle sind vom Verwaltungsrat jeweils in der nächsten Sitzung zu genehmigen.	The minutes shall be approved by the Board of Directors in the next meeting.

Art. 32 Recht auf Auskunft und Einsicht	Art. 32 Right to Information and Inspection

Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen. In den Sitzungen sind alle Mitglieder des Verwaltungsrates sowie die mit der Geschäftsführung betrauten Personen zur Auskunft verpflichtet. Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Each member of the Board of Directors may demand information on all matters concerning the Company. At meetings, all members of the Board of Directors as well as the persons entrusted with the management of the Company are under a duty to provide information. Outside the meetings, each member can demand information from those persons entrusted with the management about the course of business and, with the authorization of the president, about individual transactions.

Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden. Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat. Regelungen oder Beschlüsse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Mitglieder des Verwaltungsrates erweitern, bleiben vorbehalten.

To the extent it is necessary for the performance of a task, each member may apply to the Chairman of the Board of Directors that the books and files are made available to him. Where the Chairman of the Board of Directors rejects an application for information, a hearing or inspection, the Board of Directors shall decide. Regulations or resolutions of the Board of Directors that provide the members of the Board of Directors with the right to information and inspection remain reserved.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	23

Art. 33 Zeichnungsberechtigung	Art. 33 Signature Power

Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und durch Dritte wird in einem Organisationsreglement festgelegt.	The due and valid representation of the Company by members of the Board of Directors and other persons shall be set forth in Organizational Regulations.

C. Die Revisionsstelle	C. The Auditors

Art. 34 Revision	Art. 34 Audit

Die Generalversammlung wählt die Revisionsstelle.	The general meeting of the shareholders shall elect the Auditor.

Sie kann auf die Wahl einer Revisionsstelle verzichten, wenn:	It can waive the election of auditors where:

die Voraussetzungen für eine ordentliche Revision nicht gegeben sind;	the requirements for an ordinary audit are not present;
die Zustimmung sämtlicher Aktionäre vorliegt und;	the consent of all shareholders has been given; and
die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.	the Company does not have more than ten full-time positions on average per year.

Haben die Aktionäre auf eine eingeschränkte Revision verzichtet, so gilt dieser Verzicht auch für die nachfolgenden Jahre. Jeder Aktionär hat jedoch das Recht, spätestens zehn Tage vor der Generalversammlung eine eingeschränkte Revision zu verlangen. Die Generalversammlung muss diesfalls die Revisionsstelle wählen.

Where the shareholders have waived a limited statutory examination, this waiver applies also to the following year. Each shareholder may, however, demand a limited statutory examination at the latest ten days prior to the general meeting of the shareholders. The general meeting of the shareholders must in this case elect the Auditor.

Art. 35 Organisation der Revisionsstelle	Art. 35 Organisation of the Auditor

Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden.	One or several individuals or legal persons or partnerships may be elected as Auditors.

Wenigstens ein Mitglied der Revisionsstelle muss seinen Wohnsitz, seinen Sitz oder eine eingetragene Zweigniederlassung in der Schweiz haben.	As a minimum one member of the Auditor shall be resident or have a registered branch in Switzerland.

Muss die Gesellschaft ihre Jahresrechnung durch eine Revisionsstelle ordentlich prüfen lassen im Sinne von:	Where the Company is required to arrange an ordinary audit of its annual financial accounts by auditors pursuant to:

Art. 727 Abs. 1 Ziff. 2 oder Ziff. 3 OR;	Art. 727 paragraph 1 section 2 or section 3 CO;
Art. 727 Abs. 2 OR	Art. 727 paragraph 2 CO

wählt die Generalversammlung einen zugelassenen Revisionsexperten nach den Vorschriften des Revisionsaufsichtsgesetzes (RAG) als Revisionsstelle.	the general meeting of the shareholders shall elect a licensed audit expert in accordance with the provisions of the Audit Oversight Act (RAG) as auditors.

Ist die Gesellschaft zur eingeschränkten Revision verpflichtet, kann als Revisionsstelle auch ein zugelassener Revisor nach den Vorschriften des RAG bezeichnet werden. Vorbehalten bleibt der Verzicht auf die Wahl einer Revisionsstelle nach Art. 34.

Where the Company is required to arrange a limited statutory examination a licensed auditor in accordance with the provisions of the RAG may also be appointed as auditors. Waiver of the election of auditors pursuant to Art. 34 remains reserved.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	24

Die Revisionsstelle muss im Sinne von Art. 728 bzw. 729 OR unabhängig sein.	The Auditor must be independent in accordance with Art. 728 respectively 729 CO.

Die Revisionsstelle wird für ein Geschäftsjahr gewählt. Ihr Amt endet mit der Abnahme der letzten Jahresrechnung. Die Wiederwahl ist möglich. Die Generalversammlung kann die Revisionsstelle jederzeit mit sofortiger Wirkung abberufen.

The Auditor shall be appointed for one business year. Their term of office shall end with the approval of the final annual financial accounts. Re-appointment is possible. The general meeting of the shareholders may remove the Auditor with immediate effect at any time.

D. Rechnungslegung und Verwendung des Bilanzgewinnes	D. Rendering of Accounts and Allocation of Balance Sheet Profit

Art. 36 Jahresrechnung	Art. 36 Annual Financial Accounts

Die Jahresrechnung wird jährlich auf den 31. Dezember oder auf einen anderen, durch den Verwaltungsrat zu beschliessenden Termin abgeschlossen.	The annual financial accounts shall be closed annually on the 31 December or another date determined by the Board of Directors.

Die Erfolgsrechnung, die Bilanz und der Anhang sind mindestens gemäss den gesetzlichen Bestimmungen von Art. 662a - 670 und 957 - 961 OR aufzustellen.	The profit and loss statement, the balance sheet and notes shall be compiled as a minimum in accordance with the provisions of Art. 662a-670 and 957-961 CO.

Art. 37 Verwendung des Jahresgewinnes	Art. 37 Application of the Annual Profit

Vom in der Jahresbilanz ausgewiesenen Jahresgewinn ist jährlich ein Betrag von 5 % der allgemeinen Reserve zuzuweisen, bis diese 20 % des einbezahlten Aktienkapitals erreicht hat.	An amount of 5 % of the annual profit identified in the annual financial accounts is to be allotted to the general reserves until this has reached 20 % of the paid-up share capital.

Der verbleibende Jahresgewinnsaldo und ein allfälliger Gewinnvortrag früherer Geschäftsjahre stehen unter Vorbehalt der zwingenden gesetzlichen Bestimmungen (Art. 671 ff. OR) zur freien Verfügung der Generalversammlung. Der Verwaltungsrat unterbreitet der Generalversammlung seine Vorschläge betreffend die Behandlung sämtlicher Zuweisungen.

The remaining annual profit and any balance of profit brought forward from previous business years shall, pursuant to binding provisions of the law (Art. 671 et seq. CO), be at the free disposal of the general meeting of the shareholders. The Board of Directors shall submit its proposals with respect to the treatment of any allocation to the general meeting of the shareholders.

Die Generalversammlung kann jederzeit die Errichtung von speziellen Reserven neben den vom Gesetz vorgeschriebenen Reserven beschliessen und über deren Verwendung bestimmen.	The general meeting of the shareholders may at any time resolve to set up special reserves in addition to those required by law and determine their application.

Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven gebucht.	Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	25

E. Schlussbestimmungen	E. Final Provisions

Art. 38 Auflösung und Liquidation	Art. 38 Winding-up and Liquidation

Die Generalversammlung kann jederzeit die Auflösung der Gesellschaft beschliessen. Die Auflösung und Liquidation sind gemäss den Vorschriften von Art. 736 ff. OR durchzuführen.	The general meeting of the shareholders may at any time resolve to wind-up the Company. The winding-up and liquidation of the Company shall be performed in accordance with Art. 736 et seq. CO.

Die Befugnisse der Generalversammlung bleiben auch während der Liquidation mit der Einschränkung gemäss Art. 739 OR bestehen. Insbesondere unterliegt die Liquidationsrechnung der Genehmigung durch die Generalversammlung.

The powers of the general meeting of the shareholders shall also continue during the liquidation, limited in accordance with Art. 739 CO. In particular, the liquidation accounts are subject to the approval of the general meeting of the shareholders.

Der Verwaltungsrat besorgt die Liquidation, sofern diese nicht durch Beschluss der Generalversammlung Dritten übertragen wird.	The Board of Directors shall conduct the liquidation to the extent that this is not transferred to a third party by a resolution of the general meeting of the shareholders.

Die Liquidatoren sind berechtigt, die Aktiven der Gesellschaft freihändig zu veräussern.	The liquidators may freely dispose of the assets of the Company.

Nach erfolgter Tilgung der Schulden wird das Vermögen nach Massgabe der eingezahlten Beträge unter den Aktionären verteilt, soweit diese Statuten nichts anderes vorsehen.	Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid-up, unless these Articles of Association provide otherwise.

Art. 39 Mitteilungen und Bekanntmachungen	Art. 39 Communications and Notifications

Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsorgane bestimmen.	The Company shall make any announcements in the Swiss Official Gazette of Commerce. The Board of Directors may appoint other publication bodies.

Soweit keine individuelle Benachrichtigung durch das Gesetz, börsengesetzliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im Schweizerischen Handelsamtsblatt veröffentlicht worden sind. Die Mitteilungen an die Namenaktionäre erfolgen im Falle der in Art. 14 Abs. 3 erwähnten Hinweise an ihre letzte im Aktienbuch eingetragene Adresse durch Brief oder E-Mail. In allen anderen Fällen können die Mitteilungen durch Veröffentlichung im Publikationsorgan erfolgen. Bekanntmachungen an die Gläubiger erfolgen in den vom Gesetz vorgeschriebenen Fällen durch Veröffentlichung im Publikationsorgan. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und entsprechend im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.

To the extent that individual notification is not required by law, stock Exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Notices to the registered shareholders shall in the case of the notifications set forth in Art. 14 paragraph 3 be sent by letter or electronic mail to the last address registered in the Share Register. In all other cases, they may be made by publication in the Company's official instrument for publications. Notices to creditors shall be given in the cases prescribed by law by publication in the Swiss Official Gazette of Commerce. Financial institutions holding Shares for beneficial owners and recorded in such capacity in the Share Register shall be deemed to be authorized recipients.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	26

Art. 40 Verbindlicher Originaltext	Art. 40 Original Language

Falls sich zwischen der deutsch- und der englischsprachigen Fassung dieser Statuten Differenzen ergeben, hat die deutschsprachige Fassung Vorrang.	In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.

Art. 41 Definitionen	Art. 41 Definitions

Aktie	Shares

Der Begriff Aktie(n) hat die in Art. 3 dieser Statuten aufgeführte Bedeutung.	The term Share(s) has the meaning assigned to it in Art. 3 of these Articles of Association.

Aktienbuch	Share Register

Der Begriff Aktienbuch hat die in Art. 8 dieser Statuten aufgeführte Bedeutung.	The term Share Register has the meaning assigned to it in Art. 8 of these Articles of Association.

Aktienkapital	Share Capital

Der Begriff Aktienkapital hat die in Art. 3 dieser Statuten aufgeführte Bedeutung.	The term Share Capital has the meaning assigned to it in Art. 3 of these Articles of Association.

Börse	Exchange

Der Begriff Börse bedeutet Einrichtungen des Wertschriftenhandels oder vergleichbare Systeme, an welchen die Aktien der Gesellschaft gehandelt oder anderweitig zeitweise zum Handel zugelassen sind.	The term Exchange shall mean any securities exchange or other system on which the registered Shares of the Company may be listed or otherwise authorized for trading from time to time.

CHF	CHF

Der Begriff CHF bedeutet Schweizer Franken und ist die gültige Schweizer Währung.	The term CHF shall mean Swiss Francs, the legal currency in Switzerland.

Gesamtstimmen	Total Voting Shares

Der Begriff Gesamtstimmen bedeutet die Gesamtzahl aller an einer Generalversammlung stimmberechtigen Aktien unabhängig davon, ob die stimmberechtigten Aktien an der Generalversammlung vertreten sind oder nicht.
Total Voting Shares means the total number of Shares entitled to vote at a general meeting of the shareholders whether or not represented at such meeting.

Gesellschaft	Company

Der Begriff Gesellschaft bedeutet Garmin Ltd.	The term Company shall mean Garmin Ltd.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	27

Marktwert	Fair Market Value

Der Begriff Marktwert bedeutet (i) im Falle von Aktien den höchsten Schlusskurs dieser Aktien während der letzten 30 Tage vor dem massgeblichen Stichtag. Dabei entspricht der Marktwert dem höchsten von der betreffenden Börse gemeldeten Schlusskurs während der letzten 30 Tage vor dem massgeblichen Stichtag und, falls eine solche Meldung nicht vorliegt, soll der Marktwert dieser Aktien vom Verwaltungsrat in guten Treuen bestimmt werden, wobei er dabei die Art der Aktien, allfällige Dividenden, Zuteilung von Aktien sowie Aufteilungen oder Zusammenlegungen von Aktien berücksichtigt, und (ii) im Fall von Vermögenswerten, die weder Aktien noch Bargeld sind, soll der Marktwert vom Verwaltungsrat in guten Treuen per Stichtag bestimmt werden.

The term Fair Market Value shall mean (i) in the case of shares, the highest closing sale price of a share during the 30-day period immediately preceding the date in question of such share admitted to trading on an Exchange or any other system then in use, the Fair Market Value shall be the highest closing sale price reported by the Exchange or such other system during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of such share as determined by the Board of Directors in good faith, in each case with respect to any class of share, appropriately adjusted for any dividend or distribution in shares or any combination or reclassification of outstanding shares of such share into a smaller number of shares, and (ii) in the case of property other than cash or shares, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

Monat	Month

Der Begriff Monat bedeutet ein Kalendermonat.	The term Month shall mean a calendar month.

Nahestehender Aktionär	Interested Shareholder

Der Begriff Nahestehender Aktionär bedeutet jede natürliche oder juristische Person (unter Ausschluss der Gesellschaft) sowie deren Muttergesellschaften, (i) die direkte oder indirekte Eigentümerin von mehr als 20 % der Stimmrechte der ausgegebenen Aktien ist, oder die (ii) eine Nahestehende Gesellschaft der Gesellschaft ist und irgendwann in den zwei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob diese Person ein Nahestehender Aktionär ist, direkte oder indirekte Eigentümerin von 20 % oder mehr der Stimmrechte der ausgegebenen Aktien war; oder (iii) Aktien übertragen bekommen hat, die irgendwann in den zwei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob eine Person ein Nahestehender Aktionär ist, direkt oder indirekt im Eigentum eines Nahestehenden Aktionärs standen, sofern die Übertragung (unabhängig davon ob in einer oder mehreren Transaktionen) ausserhalb eines öffentlichen Angebots stattgefunden hat.

The term Interested Shareholder shall mean any person (other than the Company) and any holding company thereof who or which (i) is the beneficial owner directly or indirectly, of more than twenty per cent (20%) of the voting power of the outstanding shares of the Company; or, (ii) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty per cent (20%) or more of the voting power of the then-outstanding shares; or (iii) is an assignee of or has otherwise succeeded to any shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering.

Eine natürliche oder juristische Person gilt dann nicht als Nahestehender Aktionär, falls eine solche Person nur darum ein Nahestehender Aktionär wird, weil die Anzahl der ausgegebenen Aktien der Gesellschaft reduziert werden, unabhängig davon ob eine solche Reduktion auf den Rückkauf von Aktien der Gesellschaft durch die Gesellschaft zurückzuführen ist. Die Reduktion der ausgegebenen Aktien erhöht den prozentualen Anteil der ausgegebenen Aktien im direkten oder indirekten Eigentum der betreffenden Person bis diese Person direkte oder indirekte Eigentümerin zusätzlicher Aktien wird.

A person shall not be deemed an Interested Shareholder if such person would become an Interested Shareholder solely as a result of a reduction of the number of shares of the Company outstanding, including repurchases of outstanding shares of the Company by the Company, which reduction increases the percentage of outstanding shares of the Company of which such person is the beneficial owner, until such person shall thereafter become the beneficial owner of any additional shares.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	28

Nahestehende Gesellschaft	Affiliate

Der Begriff Nahestehende Gesellschaft bedeutet bezüglich einer Person, jede andere Person, die direkt oder indirekt über eine oder mehrere Mittelspersonen die andere Person kontrolliert, von dieser anderen Person kontrolliert wird, oder unter gemeinsamer Kontrolle mit dieser anderen Person steht. Kontrolle einschliesslich der Begriffe kontrollierend und kontrolliert im Sinne dieser Definition bedeutet die Möglichkeit, direkt oder indirekt auf die Geschäftsführung und die Geschäftspolitik einer Person Einfluss zu nehmen, sei es aufgrund des Haltens von Stimmrechten oder auf andere Weise.

The term Affiliate shall mean with respect to any person, any other person controlling or controlled by or under common control with such specified person. For the purposes of this definition, "control", "controlling" and "controlled" when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise.

Nahestehende Person	Associate

Der Begriff Nahestehende Person bedeutet, wenn verwendet zur Bezeichnung einer Beziehung zu einer Zivilrechtlichen Person, (i) jede Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder ein anderer Rechtsträger, von welcher diese Zivilrechtliche Person Mitglied des Leitungs- oder Verwaltungsorgans, der Geschäftsleitung oder Gesellschafter ist oder von welcher diese Person, direkt oder indirekt, Eigentümerin von 20 % oder mehr einer Kategorie von Aktien oder anderen Anteilsrechten ist, die ein Stimmrecht vermitteln, (ii) jedes Treuhandvermögen (Trust) oder jede andere Vermögenseinheit, an der diese Zivilrechtliche Person wirtschaftlich einen Anteil von 20 % oder mehr hält oder in Bezug auf welche diese Zivilrechtliche Person als Verwalter (trustee) oder in ähnlich treuhändischer Funktion tätig ist, und (iii) jeder Verwandte, Ehe- oder Lebenspartner dieser Person, oder jede Verwandte des Ehe- oder Lebenspartners, jeweils soweit diese den gleichen Wohnsitz haben wie diese Person.

The term Associate, when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20 % or more of any class of voting shares, (ii) any trust or other estate in which such Person has at least a 20 % beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

OR	CO

Der Begriff OR hat die in Art. 1 dieser Statuten aufgeführte Bedeutung.	The term CO hast he meaning assigned to it in Art. 1 of these Articles of Association.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	29

Revisionsstelle	Auditor

Der Begriff Revisionsstelle hat die in Abschnitt C dieser Statuten aufgeführte Bedeutung.	The term Auditor has the meaning assigned to it in section C of these Articles of Association.

Sekretär	Secretary

Der Begriff Sekretär hat die in Art. 26 dieser Statuten aufgeführte Bedeutung.	The term Secretary has the meaning assigned to it in Art. 26 of these Articles of Association.

Sitz	Registered Office

Der Begriff Sitz hat die in Art. 1 dieser Statuten aufgeführte Bedeutung.	The term Registered Office has the meaning assigned to it in Art. 1 of these Articles of Association.

Statuten	Articles of Association

Der Begriff Statuten bedeutet die Statuten der Garmin Ltd. jeweils in ihrer aktuellsten Fassung.	The term Articles of Association shall mean the Articles of Association of Garmin Ltd. in their most recent version.

Tochtergesellschaft	Subsidiary

Der Begriff Tochtergesellschaft bedeutet sämtliche juristischen Personen oder Personenvereinigung, welche von einer anderen juristischen Person beherrscht werden.
The term Subsidiary shall mean any corporation, company, association, foundation or other incorporated legal entity, that directly, or indirectly through one or more intermediaries is under control of the person specified.

Unabhängige Verwaltungsräte	Independent Directors

Der Begriff unabhängige Verwaltungsräte bedeutet Verwaltungsräte, welche im Sinne der anwendbaren Bestimmungen derjenigen Börse, an welcher die Gesellschaft kotiert ist, unabhängig sind.	The term Independent Directors shall mean members of the board who are recognized as such by the rules and regulations of the Exchange.

Unparteiische Mitglieder des Verwaltungsrates	Disinterested Directors

Der Begriff Unparteiische Mitglieder des Verwaltungsrates bedeutet diejenigen Mitglieder des Verwaltungsrates, welche keine Nahestehenden Personen von Nahestehenden Aktionären sind und bereits Mitglieder des Verwaltungsrates waren, bevor ein Nahestehender Aktionär ein Nahestehender Aktionär wurde und jedes Verwaltungsratsmitglied, welches erst nachträglich eine Vakanz im Verwaltungsrat schloss oder erst nachträglich gewählt wurde und in jedem Fall keine Nahestehende Person des Nahestehenden Aktionärs ist und auf Empfehlung einer Mehrheit der damaligen Unparteiischen Mitgliedern des Verwaltungsrates gewählt wurde.

The term Disinterested Directors shall mean any members of the Board of Directors who are unaffiliated with the Interested Shareholder and who were a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Shareholder, and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	30

Verwaltungsrat	Board of Directors

Der Begriff Verwaltungsrat hat die in Abschnitt B dieser Statuten aufgeführte Bedeutung.	The term Board of Directors has the meaning assigned to it in section B of these Articles of Association.

Vewaltungsratspräsident	Chairman of the Board of Directors

Der Begriff Verwaltungsratspräsident (Präsident) hat die in Art. 26 dieser Statuten aufgeführte Bedeutung.	The term Chairman of the Board of Directors (Chairman) has the meaning assigned to it in Art. 26 of these Articles of Association.

Zivilrechtliche Person	Person

Der Begriff Zivilrechtliche Person bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nichtrechtsfähige Personengesellschaft oder jeder andere Rechtsträger.	The term Person shall mean any individual, corporation, partnership, unincorporated association or other entity.

Zusammenschluss	Business Combination

Der Begriff Zusammenschluss bedeutet (i) jede Fusion oder andere Form des Zusammenschlusses der Gesellschaft oder einer ihrer Tochtergesellschaften mit (i) einem Nahestehenden Aktionär (gemäss Definition in diesem Artikel) oder mit (ii) einer anderen Gesellschaft oder Unternehmung (unabhängig davon, ob diese selber ein Nahestehender Aktionär ist), falls diese eine Nahestehende Gesellschaft eines Nahestehenden Aktionärs ist oder durch die Fusion oder Zusammenführung eine solche wird oder (ii) jeder Verkauf, Vermietung oder Verpachtung, Austausch, hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen) an oder für einen Nahestehenden Aktionär oder eine Nahestehenden Gesellschaft eines solchen Nahestehenden Aktionärs bezüglich Vermögenswerten der Gesellschaft oder einer ihrer Tochtergesellschaften mit einem aggregierten Marktwert (gemäss Definition in diesem Artikel) der mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor der Transaktion entspricht, oder (iii) die Ausgabe oder Übertragung von Anteilen der Gesellschaft oder einer ihrer Tochtergesellschaften (ob in einer oder mehreren Transaktionen) mit einem aggregierten Marktwert, der mindestens 25 % des Marktwertes der gesamten Aktiven unmittelbar vor der Transaktion entspricht, an einen Nahestehenden Aktionär oder eine Nahestehende Gesellschaft eines solchen Nahestehenden Aktionärs im Austausch gegen Bargeld, Effekten oder anderen Vermögenswerten (oder einer Kombination solcher Werte) mit Ausnahme der Ausgabe oder Übertragung von Anteilen der Gesellschaft oder einer ihrer Tochtergesellschaften im Zusammenhang mit einem Mitarbeiterbeteiligungsprogramm der Gesellschaft oder einer ihrer Tochtergesellschaften, oder (iv) der Beschluss über die Liquidation oder Auflösung der Gesellschaft auf Antrag oder im Namen eines Nahestehenden Aktionärs oder einer einem Nahestehenden Aktionär Nahestehenden Gesellschaft, oder (v) jede Änderung in der Klassifizierung der Anteile der Gesellschaft (einschliesslich das Zusammenlegen von Aktien), Rekapitalisierung der Gesellschaft, Fusion oder andere Form des Zusammenschlusses der Gesellschaft mit einer ihrer Tochtergesellschaften oder jede andere Transaktion (unabhängig davon, ob ein Nahestehender Aktionär involviert ist), die zu einer direkten oder indirekten Erhöhung des proportionalen Anteils der ausstehenden Anteile der Gesellschaft oder einer ihrer Tochtergesellschaften unabhängig von der Art der ausstehenden Anteilen (Aktien, Wandelanleihen) führen und die direkt oder indirekt einem Nahestehenden Aktionär oder einer Nahestehenden Gesellschaft eines Nahestehenden Aktionärs gehören („Unverhältnismässige Transaktion“), wobei eine solche Transkation dann nicht als Unverhältnismässige Transaktion gelten soll, wenn die Erhöhung des Anteils des Nahestehenden Aktionärs bzw. der Nahestehenden Gesellschaft des Nahestehenden Aktionärs als Folge dieser Transaktion nicht grösser ist als die Erhöhung der Anteile der übrigen Aktionäre.

The term Business Combination shall mean (i) any merger or consolidation of the Company or any subsidiary with (i) any Interested Shareholder (as defined in this Article) or (ii) any other company or other entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder, or any Affiliate of any Interested Shareholder, of any assets of the Company or any subsidiary having an aggregate Fair Market Value (as defined in this Article) equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries; or (iii) the issuance or transfer by the Company or any subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof), of any securities of the Company or any subsidiary having an aggregate Fair Market Value equaling or exceeding twenty-five percent (25%) of the Fair Market Value of the combined assets immediately prior to such transfer of the Company and its subsidiaries except pursuant to an employee benefit plan of the Company or any subsidiary thereof; or (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or (v) any reclassification of securities of the Company (including any reverse share split), recapitalization of the Company, merger or consolidation of the Company with any of its subsidiaries or other transaction (whether or not with or into or otherwise involving an Interested Shareholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder (a “Disproportionate Transaction”); provided, however, that no such transaction shall be deemed a Disproportionate Transaction if the increase in the proportionate ownership of the Interested Shareholder or Affiliate as a result of such transaction is no greater than the increase experienced by the other stockholders generally.

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	31

______________________________	______________________________

Zürich, den 27. Juni 2010	Zurich, June 27, 2010

Die Urkundsperson:
The Notary Public:

NOTARIAT AUSSERSIHL-ZÜRICH
Notary Public Office Aussersihl-Zurich

Garmin Ltd., Schaffhausen: Statuten / Articles of Association	32

Marc Schnellmann, Notar-Stellvertreter / Notary Public Deputy

Der Vorsitzende:	Der Protokollführer und Stimmenzähler:
The chairperson:	The secretary and scrutineer:

Bernhard Klauser	Andrew R. Etkind